Exhibit (h)(i)

ALPS DISTRIBUTORS, INC

RECORDKEEPING AGREEMENT

This Agreement is entered into between                                          (“Recordkeeping Agent”) and ALPS Distributors, Inc. (“ADI”), as agent for the MTB Group of Funds (“Funds”). Unless otherwise defined, Section 16 of this Agreement sets forth the definitions for capitalized terms used in this Agreement.

1.	RECORDKEEPING SERVICES

(a) Recordkeeping Agent shall provide, or cause to be provided, the following “Recordkeeping Services” for each Sub-Account (as defined below). All Recordkeeping Services will be effected in accordance with each Fund’s then current Prospectus:

(i) Sub-Accounting. Recordkeeping Agent will maintain sub-accounts (each a “Sub-Account” and collectively the “Sub-Accounts”) for its customers with respect to Shares held by Recordkeeping Agent on behalf of its customers through one or more omnibus or master accounts in each Fund (individually an “Account” and collectively, the “Accounts”). Recordkeeping Agent will reconcile the balances and transactions in the Accounts with the Sub-Accounts on each business day.

(ii) Aggregating and processing purchase and redemption orders. Recordkeeping Agent will process for its customers any purchase, redemption or exchange in the Shares at their net asset value and process the net amount of such transactions through the Accounts on each business day.

(iii) Providing customer confirmations and Sub-Account statements. Recordkeeping Agent will prepare and deliver trade confirmations and statements showing each customer’s Share activity in their Sub-Account.

(iv) Processing dividend payments. Upon payment by the Funds of any dividend to Shareholders, Recordkeeping Agent will process and pay to its customers their respective share of such dividends.

(v) Forwarding shareholder communications. Recordkeeping Agent will forward to its customers that are Shareholders all Disclosure Documents that the Funds are required to deliver to their Shareholders. In addition, Recordkeeping Agent will send to any customer that is a Shareholder a copy of any requested Disclosure Document within three business days of such request.

(vi) Proxies. Recordkeeping Agent will receive, tabulate, and transmit to the Funds all proxies executed by its customers and will vote and transmit proxies for any Shares over which Recordkeeping Agent has discretionary voting authority.

(vii) Tax Reporting. Recordkeeping Agent shall provide to any customer that is a Shareholder, and shall file with the Internal Revenue Service, and any state or local tax authority, all forms, reports, certificates or other documents required by law with respect to any distributions or transactions involving Shares held in any Sub-Account. Recordkeeping Agent shall obtain the taxpayer identification number certification from its customers required under the Internal Revenue Code and shall withhold and pay to the Internal Revenue Service or other appropriate authority any backup withholding required from any of its customers.

(b) ADI, or its designee, will establish Account(s) in Recordkeeping Agent’s name, or such other name as Recordkeeping Agent shall specify, in each Fund and class of Shares for which Recordkeeping Agent maintains any Sub-Accounts. ADI or its designee, will provide Recordkeeping Agent with the following for each Account:

(i) the net asset value per Share on each day for which a net asset value is calculated in accordance with each Fund’s Prospectus;

(ii) confirmations of all transactions in each Account on each business day;

(iii) the amount and ex-date of any dividends declared on Shares held in the Account and, in the case of income Funds, the daily accrual factor (mil rate) for the Shares;

(iv) copies of the then-current Disclosure Documents requested by Recordkeeping Agent to satisfy its obligations under Section 1(a)(v); and

(v) Account level tax information reasonably necessary to permit Recordkeeping Agent to prepare any tax reports required by Section 1(a)(vii).

(c) With respect to Recordkeeping Services provided under this Agreement, the parties agree to be bound by the Operational Guidelines. For purposes of this section with respect to any Shares, a “business day” is any day on which the Recordkeeping Agent and the Fund issuing such Shares are open for business.

2.	RECORDKEEPING FEE

(a) During the term of this Agreement, Recordkeeping Agent will be entitled to receive Recordkeeping Fees paid by ADI as the paying agent for each Fund as set forth in Schedule 1 of this Agreement provided that, no recordkeeping fees will be paid in any given payment period unless the applicable fee exceeds the minimum fee amount set forth in Schedule 1. ADI, as the paying agent for each Fund, shall pay any amounts owed to Recordkeeping Agent in accordance with its regular payment schedules and in no event less frequently than quarterly.

(b) In connection with such payments, Recordkeeping Agent shall provide to ADI an invoice no more frequently than monthly and no less frequently than quarterly, setting forth the average daily net asset value of open Sub-Accounts invested in the Funds, the daily weighted average number of Sub-Accounts maintained by Recordkeeping Agent in the Funds and the appropriate fee to be paid to Recordkeeping Agent.

(c) All Recordkeeping Services will be performed at Recordkeeping Agent’s expense, provided that Recordkeeping Agent shall not have to pay the cost of producing Disclosure Documents.

(d) Notwithstanding anything herein, all fees contemplated herein are each Fund’s obligation and ADI, as the paying agent shall only have the obligation to pay the Recordkeeping Fee to the extent any such Fund does make such payments to the ADI.

3.	NATURE OF RECORDKEEPING SERVICES

(a) The parties agree that the payment of the Recordkeeping Fee is for Recordkeeping Services only and not for any other services.

(b) Recordkeeping Agent will not be performing any of the transfer agency functions set forth in Section 3(a)(25) of the 1934 Act. As such, Recordkeeping Agent’s Sub-Accounts do not constitute the Fund’s records and any errors in the Sub-Account are Recordkeeping Agent’s responsibility. ADI or its designee will act only on instructions given by Recordkeeping Agent and not on instructions of any customers purporting to have beneficial ownership of any Shares held in the Account.

4.	REPRESENTATIONS

(a) Each party represents and warrants to the other party that:

(i) Status. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance.

(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

(iv) Obligations Binding. Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law).

(v) Compliance with Laws. It will comply with all applicable laws, orders or rules and regulation issued by any federal, state or self-regulatory organization, to which it may be subject if failure to do so would materially impair its ability to perform its obligations under this Agreement.

(vi) Party Names. Neither party will use the name of the other party in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

(b) Recordkeeping Agent represents and warrants to ADI and the Funds that:

(i) Customer Account. Recordkeeping Agent holds all Shares in any Account on behalf of its customers and not on its own behalf.

(ii) Disclosure. Recordkeeping Agent will not make any representations concerning any Shares other than those contained in the Disclosure Documents of the applicable Fund.

(iii) Authorized Instructions. Any purchase orders and redemption and exchange requests communicated to ADI or its designee for the Account (“Instructions”) with respect to Shares held by the Sub-Accounts, are valid and duly authorized by the Recordkeeping Agent’s customers.

(iv) Internal Controls. Recordkeeping Agent has, and will maintain at all times during the term of this Agreement, appropriate internal controls for the segregation of Instructions received prior to the close of trading on the New York Stock exchange on any business day, from Instructions received after the close of trading on the New York Stock Exchange on any business day, as and to the extent required by applicable SEC no-action letters, and/or other applicable authority.

(c) ADI represents to Recordkeeping Agent that any fees paid under this Agreement will be paid by the Funds, and will not be derived, directly or indirectly from any Fund distribution plan adopted pursuant to Rule 12b-1 of the 1940 Act.

5.	USE OF ELECTRONIC MEANS TO PERFORM CERTAIN DUTIES AND RECEIVE DOCUMENTS

(a) The parties may agree from time to time to set appropriate security procedures and to perform electronically certain of their obligations under this Agreement, including without limitation the delivery of Disclosure Documents, opening Accounts, transmitting Instructions, and delivering and maintaining shareholder communications.

(b) Where Recordkeeping Agent (i) has obtained the informed consent of the underlying beneficial owner of a Sub-Account, and (ii) is the record owner of such Sub-Account, Recordkeeping Agent hereby consents to the electronic delivery, via Funds’ website (“Website”), of all Disclosure Documents. Recordkeeping Agent acknowledges that MTB Group of Funds utilizes portable document format (“PDF”) files for Disclosure Documents on the Website and that Recordkeeping Agent might incur costs in connection with the delivery of Disclosure Documents (e.g., on-line time). If

Recordkeeping Agent does not already have access to the Adobe Acrobat Reader software necessary to view PDF files of Disclosure Documents on the Website, Recordkeeping Agent acknowledges that such software can be obtained for free through the Help tab on the Website. Recordkeeping Agent further acknowledges that notice of updates to the Disclosure Documents will be provided by either ADI or the Funds, as appropriate, on the Account statement that is regularly provided to Recordkeeping Agent.

(c) Recordkeeping Agent acknowledges and agrees that Funds’ (i) offers the Website solely as a convenience on an “as is” and “as available” basis; subject to the terms and conditions specified on the Website from time to time (ii) may discontinue the Website’s availability at any time; and (iii) disclaims all express and implied warranties regarding the Website, including without limitation any warranty of merchantability, fitness for a particular purpose, or arising from course of dealing or performance. Recordkeeping Agent further acknowledges and agrees that in no event will ADI, any Fund, or any of their affiliates or employees be liable (in contract, tort, or otherwise) to Recordkeeping Agent, its registered representatives, or third parties for (i) Recordkeeping Agent’s use or non-use of the Website and any data or information in connection therewith; (ii) any delay, malfunction, or lack of security associated with, or caused by, the Website; or (iii) acts or omissions of third parties, including without limitation any entity which has licensed software or systems to the Funds or any of its affiliates in connection with the Website. Except as strictly necessary pursuant to this Agreement, Recordkeeping Agent will not make or permit any disclosure or use of the Website or any related documentation or information without Funds’ prior written consent. Recordkeeping Agent agrees to provide such security necessary to prevent any unauthorized use of the Website. The provisions of this paragraph will survive the termination of this Agreement.

(d) As a condition to using the Website, Recordkeeping Agent will complete and regularly update, or cause to be updated, all such applications, authorizations, and other documents that may be required from time to time by the Funds and any entity that has licensed software or systems to the Funds in connection with the Website. In addition, Recordkeeping Agent will immediately notify the Funds if any password issued to Recordkeeping Agent in connection herewith is or may be jeopardized.

(e) Recordkeeping Agent agrees to provide such security as is necessary to prevent any unauthorized use of the Funds’ recordkeeping system, accessed via any computer hardware or software provided to Recordkeeping Agent by the Funds. Recordkeeping Agent represents and warrants that it has examined and tested the internal systems that it has developed to support the services outlined in this Agreement and, as of the date of this Agreement, has no knowledge of any situation or circumstance that will inhibit the system’s ability to perform the expected functions or inhibit Recordkeeping Agent’s ability to provide the expected services.

6.	MAINTENANCE OF RECORDS

(a) Recordkeeping Agent will maintain and preserve all records as required by law to be maintained and preserved in connection with providing Recordkeeping Services. Upon the request of ADI or the Funds, Recordkeeping Agent will provide copies of all records relating to the Funds as may reasonably be requested to enable the Funds or their representatives to (i) respond to the directors/trustees requests for information; (ii) monitor and review the services provided under this agreement; or (iii) comply with any request of a governmental body or self-regulatory organization. Recordkeeping Agent will provide ADI or it designee, with access to the books and records in its possession relating to the Sub-Accounts upon reasonable notice during Recordkeeping Agent’s normal business hours.

(b) If, based on a review of these records or other information, ADI or the Funds in either reasonable judgment has any concerns regarding the adequacy of Recordkeeping Agent’s controls or financial viability, ADI or its designee may request and Recordkeeping Agent will provide, copies of (i) a report completed by independent public accountants in conformance with Statement on Auditing Standards # 70, if applicable; (ii) the Annual Study and Evaluation of Internal Accounting Control required under Section 17Ad-13 of the Exchange Act, if applicable; (iii) Recordkeeping Agent’s audited financial statements; and (iv) certificates of insurance for any policies applicable to Recordkeeping Services, including without limitation errors and omissions or fidelity bonds.

7.	INDEMNIFICATION

(a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of ADI and the Funds and their respective officers, directors, or employees (each a “Fund Indemnified Party”), Recordkeeping Agent agrees to indemnify each Fund Indemnified Party against any and all claims, demands, liabilities (including the amount of any resulting dilution in a Fund’s net asset value) and reasonable expenses (including attorneys’ fees) which any Fund Indemnified Party may incur arising from, related to, or otherwise connected with: (i) any breach by Recordkeeping Agent of any provision of this Agreement; or (ii) any action by Recordkeeping Agent’s Sub-Account customers relating to the actual or alleged performance or non-performance of the Recordkeeping Services under this Agreement. In no event shall Recordkeeping Agent be liable to ADI or the Funds for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (i) or (ii) above.

(b) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Recordkeeping Agent and its officers, directors, or employees (each a “Recordkeeping Agent Indemnified Party”), ADI or the Funds agrees to indemnify each Recordkeeping Agent Indemnified Party against any and all claims, demands, liabilities and reasonable expenses

(including attorneys’ fees) which any Recordkeeping Agent Indemnified Party may incur arising from, related to, or otherwise connected with, any breach by ADI or the Funds of any provision of this Agreement. In no event shall ADI or the Funds be liable to Recordkeeping Agent for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any such breach.

(c) The parties’ agreement in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (“Claimant”) giving notice to the party required to provide indemnification (“Indemnifier”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Claimant. The Claimant will permit the Indemnifier to assume the defense of any such claim or any litigation resulting from it, provided that Indemnifier’s counsel that is conducting the defense of such claim or litigation will be approved by the Claimant (which approval will not unreasonably be withheld), and that the Claimant may participate in such defense at its expense. The failure of the Claimant to give notice as provided in this subparagraph (c) will not relieve the Indemnifier from any liability other than its indemnity obligation under this Paragraph. No Indemnifier, in the defense of any such claim or litigation, will, without the consent of the Claimant, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the alleging party or plaintiff to the Claimant of a release from all liability in respect to such claim or litigation.

(d) The provisions of this Section will survive the termination of this Agreement.

8.	PRIVACY POLICY

(a) Each party acknowledges that, in connection with the Recordkeeping Services to be provided hereunder, each may come into possession of non-public personal information regarding customers of the other (“Customer NPI”).

(b) Each party hereby covenants that any Customer NPI which a party receives from the other will be subject to the following limitations and restrictions:

(i) Each party may redisclose Customer NPI to its own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on the parties under this Agreement; and

(ii) Each party may redisclose and use Customer NPI only as necessary in the ordinary course of business to provide the services identified in the Agreement except as permitted under Regulation S-P and as required by any applicable federal or state law.

(c) Each party represents and warrants that it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:

(i) Insure the security and confidentiality of records and Customer NPI,

(ii) Protect against any anticipated threats or hazards to the security or integrity of customer records and Customer NPI, and

(iii) Protect against unauthorized access or use of such customer records or Customer NPI that could result in substantial harm or inconvenience to any customer.

(d) The provisions of this Section shall survive the termination of the Agreement.

9.	NOTICES

(a) Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement will be given in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, overnight courier services, or by fax or e-mail (with a confirming copy by mail).

(b) Unless otherwise notified in writing, all notices to ADI will be given or sent to:

ALPS Distributors, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attention: General Counsel

(c) Unless otherwise notified in writing, all notices to the Funds will be given or sent to:

Attention:

(d) Unless otherwise notified in writing, all notices to Recordkeeping Agent will be given or sent to it at its address shown on the signature page.

10.	ASSIGNMENTS AND NO THIRD-PARTY RIGHTS

(a) This Agreement may not be assigned or subcontracted by either party, without the prior written consent of the other party, except that (i) any party may assign or subcontract this Agreement to an affiliate having the same ultimate ownership as the assigning or subcontracting party and (ii) ADI may, on behalf of the Funds, instruct the Funds’ transfer agent to discharge some or all of its obligations hereunder, in either case without such consent. Subject to the preceding, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of permitted assigns and subcontractors of the parties. In no event shall ADI or the Funds be obligated to make any payment under this Agreement to any person other than Recordkeeping Agent.

(b) Nothing expressed or referred to in this Agreement will be construed to give anyone other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted assigns and subcontractors.

11.	NON-EXCLUSIVITY

ADI and the Funds acknowledge and agree that Recordkeeping Agent may enter into agreements similar to this Agreement with other mutual funds and transfer agents. Recordkeeping Agent acknowledges and agrees that ADI and the Funds may enter into agreements similar to this Agreement with other financial Recordkeeping Agents, securities brokers and dealers, recordkeepers and other organizations providing Recordkeeping Services to their customers.

12.	FORCE MAJEURE

If a party is unable to carry out any of its obligations under this Agreement because of conditions beyond its reasonable control, including, but not limited to, acts of war or terrorism, work stoppages, fire, civil disobedience, delays associated with hardware malfunction or availability, riots, rebellions, storms, electrical failures, acts of God, and similar occurrences (“Force Majeure”), this Agreement will remain in effect and the non-performing party’s obligations shall be suspended without liability for a period equal to the period of the continuing Force Majeure (which such period shall not exceed fifteen (15) business days), provided that:

(i) the non-performing party gives the other parties prompt notice describing the Force Majeure, including the nature of the occurrence and its expected duration and, where reasonably practicable, continues to furnish regular reports with respect thereto during the period of Force Majeure;

(ii) the suspension of obligations is of no greater scope and of no longer duration than is required by the Force Majeure;

(iii) no obligations of a party that accrued before the Force Majeure are excused as a result of the Force Majeure;

(iv) the non-performing Party uses all reasonable efforts to remedy its inability to perform as quickly as possible.

13.	AMENDMENT

(a) This Agreement may be amended, only by a writing signed by all parties, provided that ADI may amend Schedule 1 from time to time by sending a copy of the amended schedule to Recordkeeping Agent. Any such amendment shall be effective ten (10) days after notice thereof.

(b) Notwithstanding the foregoing, this provision shall in no way limit the authority of ADI or the Funds from taking such actions as either may deem appropriate or advisable in connection with all matters relating to the offering of the Funds’ Shares, to include but not limited to the suspension of or withdrawal of Shares.

14.	TERMINATION

(a) This Agreement may be terminated as follows:

(i) upon a material breach by a party immediately after notice thereof; and

(ii) by a party without cause by giving the other parties at least thirty (30) days’ written notice of its intention to terminate.

(b) The termination of this Agreement with respect to any one class of Shares or Fund will not cause the Agreement’s termination with respect to any other Fund.

(c) Recordkeeping Agent will be obligated to return any payments made to it by ADI following an event which causes the immediate termination of the Agreement.

15.	MISCELLANEOUS

(a) This Agreement will become effective as of the date executed by ADI.

(b) This Agreement supersedes any prior agreements between the parties with respect to its subject matter and constitutes (along with its Schedules and Exhibits) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(c) This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

(d) If any provision of this Agreement is held invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(e) This Agreement shall be governed by the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

(f) Recordkeeping Agent acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which requires that a financial institutions adopt compliance programs to guard against money laundering and it further represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Conduct Rule 3011, in all relevant respects. The parties agree to cooperate with one another to satisfy AML due diligence policies of the Fund and ADI, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by ADI to ensure compliance with AML Laws.

(g) If the parties are unable to resolve the dispute through good faith negotiation, the parties agree to resolve any dispute arising out of or relating to this Agreement by binding arbitration conducted in the offices of American Arbitration Association (“AAA”) in Denver, Colorado, before a single neutral arbitrator, subject to the FINRA’s rules and procedures governing arbitration.

16.	DEFINITIONS OF TERMS

(a) “1934 Act” means the Securities Exchange Act of 1934, and “1940 Act” means the Investment Company Act of 1940, in each case as amended and in effect at the relevant time.

(b) “Fund” means each individual portfolio of MTB Group of Funds set forth on Schedule 1 to this Agreement from time to time. “Funds” means the MTB Group of Funds, collectively.

(c) “Operational Guidelines” means those procedures established between ADI and Recordkeeping Agent as appended hereto as Exhibit A.

(d) “Disclosure Documents” means, with respect to any Shares the most recent Prospectus and Statement of Additional Information, any supplement thereto, annual or semi-annual shareholder report, proxies for shareholders and tax notices, pursuant to which a Fund publicly offers the Shares; provided, however, that this definition shall not be construed to require ADI, Recordkeeping Agent or any Fund to deliver any Statement of Additional Information other than at the express request of Recordkeeping Agent’s customer.

(e) “SEC” means the Securities and Exchange Commission.

(f) “Shares” means (1) shares of beneficial interest in a Fund organized as a business trust; and (2) shares of capital stock in a Fund organized as a corporation. With respect to a Fund that has established separate classes of Shares in accordance with Rule 18f-3 under the 1940 Act, Shares refers to the relevant class. “Shareholder” means the beneficial owner of any Share.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth below by a duly authorized officer of each party.

RECORDKEEPING AGENT

(please print or type)

By:

Name:

Title:

Date:

Address

City	State	Zip Code

ALPS DISTRIBUTERS, INC.

By:

Name:

Title:

Date:

Address

City	State	Zip Code

MTB GROUP OF FUNDS

By:

Name:

Title:

Date:

Address

City	State	Zip Code

SCHEDULE 1

RECORDKEEPING AGREEMENT

FEE SCHEDULE

Recordkeeping Agent shall receive a fee at the rates set forth below.

•	$7.00 per Sub-Account

The amount of the fee shall be determined and shall become payable as of the last business day of each quarter. Upon ADI’s request, Recordkeeping Agent will provide the Funds and ADI with an audit report of the records upon which such numbers are based.

It is understood and agreed that ADI makes no representation or warranty as to whether payment of the fees contemplated herein with respect to a retirement plan constitutes a prohibited transaction as defined in Section 406 of The Employee Retirement Income Security Act of 1974 (ERISA) (29 U.S.C. Sec. 1106), or Section 4975 of The Internal Revenue Code of 1986 as amended (IRC) (26 U.S.C. Sec. 4975).

Eligible MTB Group of Funds:

MTB Balanced Fund

MTB Equity Income Fund

MTB Equity Index Fund

MTB Income Fund

MTB International Equity Fund

MTB Intermediate-Term Bond Fund

MTB Large Cap Growth Fund

MTB Large Cap Growth Fund II

MTB Large Cap Stock Fund

MTB Large Cap Value Fund

MTB Large Cap Value Fund II

MTB Managed Allocation - Aggressive Growth

MTB Managed Allocation - Conservative Growth

MTB Managed Allocation - Moderate Growth

MTB Managed Allocation - Moderate Growth II

MTB Maryland Municipal Bond Fund

MTB Mid Cap Growth Fund

MTB Mid Cap Stock Fund

MTB Money Market Fund

MTB Multi Cap Growth Fund

MTB NY Municipal Bond Fund

MTB NY Tax Free Money Market Fund

MTB Pennsylvania Muni Bond Fund

MTB Pennsylvania Tax Free Money Market Fund

MTB Prime Money Market Fund

MTB Short Duration Government Bond Fund

MTB Short-Term Corporate Bond Fund

MTB Small Cap Growth Fund

MTB Small Cap Stock Fund

MTB Social Balanced Fund

MTB Tax Free Money Market Fund

MTB US Government Bond Fund

MTB US Government Money Market Fund

MTB US Treasury Money Market Fund

EXHIBIT A

OPERATIONAL GUIDELINES

(a) Recordkeeping Agent will, on behalf of ADI, or its designee, receive instructions from the Sub-Accounts for acceptance prior to the applicable cut-off time for a Fund as set forth in such Fund’s then current Prospectus (“Close of Trading”) on each business day that the New York Stock Exchange, the Recordkeeping Agent and the Fund issuing such Shares are open for business (“Business Day”). Recordkeeping Agent will, upon its acceptance of any such instructions, communicate such acceptance to the Sub-Accounts.

(b) Recordkeeping Agent or its designee will communicate to ADI, or its designee, by means of electronic transmission or other mutually acceptable means, a report of the trading activity of each Account in any of the Funds for the most recent Business Day in accordance with each Fund’s prospectus. However, if Recordkeeping Agent will be communicating such information after the Close of Trading, then the Recordkeeping Agent will be considered the Fund’s agent for purposes of Rule 22c-1 of the Investment Company Act of 1940, as amended, and the procedures outlined in the National Securities Clearing Corporation’s (“NSCC”) Rules and Procedures, as the same may be amended from time to time, shall apply. In the event of the unavailability of the NSCC at any time, the following procedures will apply:

(i) ADI, or its designee, shall use its best efforts to provide information listed in Section 1(b) of the Agreement to Recordkeeping Agent by means of electronic transmission or other mutually acceptable means by 7:00 p.m. Eastern Time on each Business Day.

(ii) Recordkeeping Agent or its designee will communicate to ADI, or its designee by means of electronic transmission or other mutually acceptable means, a report of the trading activity of each Account in any of the Funds for the most recent Business Day (“Trade Date”) by 9:00 a.m. Eastern Time on the Business Day following the Trade Date (“Settlement Date”). The number of shares to be purchased or redeemed for a Sub-Account will be determined based upon the net asset value at the Close of Trading on the Trade Date, provided that, if ADI, or its designee, receives the trading information called for by this sub-paragraph after 9:00 a.m. Eastern Time on a Settlement Date, ADI, or its designee, will use its best efforts to enter an Account’s purchase or redemption order at the net asset value at the Close of Trading on the Trade Date, but if ADI, or its designee, is unable to do so, the transaction will be entered at the net asset value next determined after ADI, or its designee, receives the trading information.

(iii) In the event there is a net purchase for an Account in any Fund, Recordkeeping Agent or its designee will exercise its best efforts to direct wire payment in the dollar amount of the net purchase to be received by ADI, or its designee, by the close of the Federal Reserve Wire Transfer System on the Settlement Date. If the wire is not received by ADI, or its designee, by such time, and such delay was not caused by the negligence or willful misconduct of ADI or its designee, ADI shall be entitled to receive from Recordkeeping Agent the dollar amount of any overdraft plus any associated bank charges incurred.

(iv) In the event there is a net redemption by an Account in any Fund, ADI, or its designee, will wire the redemption proceeds to the Account’s custodial account, or to the designated depository for an Account, specified by Recordkeeping Agent or its designee. If ADI, or its designee, receives the redemption information by 9:00 a.m. Eastern Time on the Settlement Date, the redemption proceeds will be wired so as to be received on the Settlement Date. If ADI, or its designee, receives the redemption information after that time, ADI, or its designee, will use its best efforts to wire the redemption proceeds so that they are received by the Close of Trading on the Settlement Date, but if ADI, or its designee, is unable to do so, the redemption proceeds will be wired so as to be received by the Close of Trading on the Business Day following the Settlement Date. If the wire is not received by the time specified in this sub-paragraph, and such delay was not caused by the negligence or willful misconduct of Recordkeeping Agent or its designee, Recordkeeping Agent or Recordkeeping Agent’s designee shall be entitled to receive from ADI, or its designee, the dollar amount of any overdraft plus any associated bank charges incurred; provided, however, that if the delay was due to factors beyond the control of ADI, or its designee, and its subsidiaries, ADI will not be liable for any overdraft or any associated bank charges incurred.

(v) If the dollar amount of the redemption proceeds wired by ADI, or its designee, exceeds the amount that should have been transmitted, Recordkeeping Agent will use its best efforts to have such excess amount returned to ADI as soon as possible.

(vi) All wire payments referenced in this Agreement shall be transmitted via the Federal Reserve Wire Transfer System. Notwithstanding any other provision of this Agreement, in the event that the Federal Reserve Wire Transfer System is closed on any Business Day, the duties of ADI, Recordkeeping Agent, and their designees under this Agreement shall be suspended, and shall resume on the next Business Day that the Federal Reserve Wire Transfer System is open as if such period of suspension had not occurred.

(c) In the event a Fund is required (under the then prevailing pricing error guidelines of the Fund) to recalculate purchases and redemptions on any business day of Shares held in an Account due to an error in calculating the net asset value of such class of Shares (a “Pricing Error”):

(i) ADI shall promptly notify Recordkeeping Agent in writing of the Pricing Error, which written notice shall identify the class of Shares, the business day(s) on which the Pricing Error(s) occurred and the corrected net asset value of the Shares on each business day.

EXHIBIT A

(ii) Upon such notification, Recordkeeping Agent shall promptly determine, for all Sub-Accounts which purchased or redeemed Shares on each business day on which a Pricing Error occurred, the correct number of Shares purchased or redeemed using the corrected price and the amount of transaction proceeds actually paid or received. Following such determination, the Recordkeeping Agent shall adjust the number of Shares held in each Sub-Account to the extent necessary to reflect the correct number of Shares purchased or redeemed for the Sub-Account. Following such determination, Recordkeeping Agent shall notify ADI of the net changes in transactions for the relevant Account and ADI shall adjust the Account accordingly.

(iii) If, after taking into account the adjustments required by subparagraph (c)(ii), Recordkeeping Agent determines that some Sub-Account customers were still entitled to additional redemption proceeds (a “Redemption Shortfall”), it shall notify ADI of the aggregate amount of the Redemption Shortfalls and provide supporting documentation for such amount. Upon receipt of such documentation, ADI will cause the relevant Fund to remit to Recordkeeping Agent additional redemption proceeds in the amount of such Redemption Shortfalls and Recordkeeping Agent will apply such funds to payment of the Redemption Shortfalls.

(iv) If, after taking into account the adjustments required by subparagraph (c)(ii), Recordkeeping Agent determines that a Sub-Account customer still received excess redemption proceeds (a “Redemption Overage”), Recordkeeping Agent shall use its best efforts to collect the balance of such Redemption Overage from such Sub-Account customer. In no event, however, shall Recordkeeping Agent be liable to ADI or any Fund for any Redemption Overage. Nothing in this subparagraph (c) shall be deemed to limit the right of any Fund to recover any Redemption Overage directly or to be indemnified by any party for losses arising from a Pricing Error.

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